Exhibit 99.1

CONTACT:	W. Gray Hudkins
Chief Operating Officer
(631) 667-1200, ext. 226

Joseph P. Ciavarella
Vice President and
Chief Financial Officer
(631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

Langer, Inc. Announces Closing of its Public Offering of 5,000,000 Shares of Common Stock

Deer Park, New York – June 15, 2005 – PR Newswire/FirstCall – Langer, Inc. (NASDAQ:GAIT) (the “Company”) today announced the closing of its previously announced public offering of 5,000,000 shares of its common stock at $6.50 per share.  The offering resulted in net proceeds, before expenses, to the Company of approximately $30.2 million.  The Company intends to use the net proceeds received from the sale of common stock in this offering to repay debt incurred in connection with the acquisition of Silipos, Inc. and for working capital and other general corporate purposes, including possible acquisitions.

Piper Jaffray & Co. acted as lead managing underwriter of the offering.  Ryan Beck & Co. and Wm Smith Securities, Incorporated acted as co-managers.

A copy of the final prospectus relating to the offering may be obtained from the Prospectus Department at Piper Jaffray & Co., 800 Nicollet Mall, Minneapolis, MN 55402.

About Langer, Inc.

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., is a leading provider of high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York and has additional manufacturing facilities in Niagara Falls, NY, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S- 1, its 2004 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.